EXHIBIT 10(o)(vi)

As approved by the Board of Directors on December 17, 2010

Director Compensation

Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors. It is the goal of the Committee to set directors’ fees at a competitive level that will enable the Company to attract and retain talented, well-qualified directors. The payment of a portion of each director’s fee in shares of Class A Common Stock of the Company is intended to align the interests of the director with the interests of our stockholders, consistent with delivering shareholder value.

Currently, directors' fees are as follows:

Annual Retainer:

Directors receive a $100,000 annual retainer. $50,000 of the annual retainer is received in shares of Class A Common Stock of the Company pursuant to the Directors' Annual Retainer Plan approved by the Board in February 2009 and by the stockholders of the company in May 2009.

Share Ownership Guidelines:

The Board has adopted share ownership guidelines for the Chief Executive Officer and the Board. Under these guidelines, directors are generally expected to retain ownership of shares of Common Stock awarded or acquired until an ownership equal to three (3) times the annual cash and stock retainer is attained. A director who has attained this level may elect to receive in cash all or a portion of a retainer payment otherwise payable in shares of Common Stock.

Meeting Fees:

In lieu of meeting fees, each director who is not a member of the Audit Committee receives an additional annual cash retainer of $30,000. In lieu of meeting fees, each director who is a member of the Audit Committee receives an additional annual cash retainer of $35,000.

Directors receive cash fees of $1,500 for each special meeting of the Board and $1,000 for each special meeting of a committee that they attend in person or by telephone. Directors receive $750 for their participation in each special meeting of the Board or a committee that is designated as a telephone meeting. The special meeting fees received by a director for any one day may not exceed $2,500.

Other Fees:

The Chairman of each standing committee of the Board receives an annual fee for such service: $5,000 for the Chairman of the Governance Committee, $7,500 for the Chairman of the Compensation Committee and $12,000 for the Chairman of the Audit Committee. The Chairman of the Board receives an annual fee of $55,000 for such service. The Vice Chairman of the Board receives an annual fee of $30,000 for such service. Directors receive $1,500 for each day that they are engaged in Company business (other than attendance at Board or committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer. All such amounts are paid in cash.